Exhibit 3 (a)

RESTATED CERTIFICATE OF INCORPORATION

OF

ASTRONICS CORPORATION

Under §807 of the Business Corporation Law

The undersigned, being the Secretary of ASTRONICS CORPORATION, hereby certifies:

1.	The name of the Corporation is ASTRONICS CORPORATION. The name under which the Corporation was formed is ASTRONICS LUMINESCENT, INC.

2.	The Certificate of Incorporation was filed by the Department of State on the 5th day of December, 1968.

3.	The Certificate of Incorporation is hereby amended pursuant to Section 801 of the Business Corporation Law to effect certain changes authorized by the Board of Directors of the Corporation:

(a)	Paragraph THIRD, setting forth the location of the office of the Corporation, is hereby changed to read in its entirety as follows:

“THIRD: The office of the Corporation is to be located in the County of Erie and State of New York.”

(b) Paragraph FIFTH, setting forth the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation, is hereby changed to read in its entirety as follows:

“FIFTH: The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any such process served upon him is Astronics Corporation, 130 Commerce Way, East Aurora, New York 14052.”

4.	The text of the Certificate of Incorporation, as amended heretofore and as further changed hereby, is restated to read as herein set forth in full:

RESTATED CERTIFICATE OF INCORPORATION

OF

ASTRONICS CORPORATION

The name of the Corporation is ASTRONICS CORPORATION.

The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under the Business Corporation Law, but it is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained; including, but not limited, to the following:

(a) To purchase, receive, take by grant, gift, devise, bequest or otherwise, lease or otherwise acquire, own, hold, improve, employ, use and otherwise deal in and with real or personal property or any interest therein, wherever situated.

To sell, convey, lease, exchange, transfer or otherwise dispose of, or mortgage or pledge, or create a security interest in, all or any of its property, or any interest therein, wherever situated.

To purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, employ, sell, lend, lease, exchange, transfer, or otherwise dispose of, mortgage, pledge, use and otherwise deal in and with, bonds and other obligations, shares, or other securities or interests issued by others, whether engaged in similar or different business, governmental or other activities.

To make contracts, give guarantees to the extent permitted by law and incur liabilities, borrow money at such rates of interest as the Corporation may determine, issue its notes, bonds and other obligations, and secure any of its obligations by mortgage or pledge of all or any of its property or any interest therein, wherever situated.

To purchase, receive, take or otherwise acquire, own, hold, sell, lend, exchange, transfer or otherwise dispose of, pledge, use and otherwise deal in and with its own shares.

To be a promoter, partner, member, associate or manager of other business enterprises or ventures or to the extent permitted in any other jurisdiction to be an incorporator of other corporations of any type or kind, to the extent permitted by law.

To purchase, receive, secure, apply for or otherwise acquire, own, hold, employ, use and otherwise deal in and with by grant, license or otherwise, any right, interest, invention, improvement or process used in connection with or secured under letters patent or copyright of the United States or of any jurisdiction without the United States.

To purchase, receive, take or otherwise acquire, own, hold, improve, employ, use and otherwise deal in the assets, property, rights and good will of any corporation, firm, association or entity, engaged in any business which the Corporation is authorized to engage in.

To have and exercise all powers necessary or convenient to effect any or all of the purposes for which the Corporation is formed.

The foregoing enumeration of purposes and powers shall not be deemed to limit or restrict in any manner the general powers of the Corporation, and the enjoyment and exercise thereof as conferred by the law of the State of New York upon corporations organized under the provisions of the Business Corporation Law.

The office of the Corporation is to be located in the County of Erie and State of New York.

The aggregate number of shares which the Corporation shall have authority to issue is fifty million (50,000,000) shares, consisting of forty million (40,000,000) shares of Common Stock, Par Value $.01 per share, and ten million (10,000,000) shares of Class B Stock, Par Value $.01 per share.

The relative rights, preferences and limitations of each class of capital stock are to be fixed as follows:

A.	Dividends

Holders of Common Stock and Class B Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor, provided that in the case of cash dividends, no dividend may be paid on the Class B Stock unless an equal or greater dividend is paid concurrently on the Common Stock, and cash dividends may be paid on the Common Stock in excess of dividends paid, or without paying dividends, on the Class B Stock. In the case of dividends or other distributions payable in stock of the Corporation, including share distributions or stock splits or divisions of stock of the Corporation, such distributions, splits or divisions shall be in the same proportion with respect to each class of stock, and the Common Stock and Class B Stock will be treated equally. A dividend or share distribution declared in shares of Common Stock will be distributed pro rata, as Common Stock, to the holders of Common Stock and Class B Stock. A dividend or share distribution declared in shares of Class B Stock will be distributed pro rata, as Class B Stock, to the holders of Common Stock and Class B Stock. In the case of any combination or reclassification of the Common Stock, the shares of Class B Stock shall also be combined or reclassified so that the relationship between the number of shares of Class B Stock and Common Stock outstanding immediately following such combination or reclassification shall be the same as the relationship between the Class B Stock and the Common Stock immediately prior to such combination or reclassification.

B.	Voting

(1) At every meeting of the shareholders every holder of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in his name on the transfer books of the Corporation and every holder of Class B Stock shall be entitled to ten (10) votes in person or by proxy for each share of Class B Stock standing in his name on the transfer books of the Corporation.

(2) Except in connection with share distributions, stock splits and stock dividends and anti-dilutive adjustments determined by the Board of Directors for options, stock subscriptions and warrants outstanding on the date of record for the share distribution, stock split or stock dividend, the Corporation may not effect the issuance of any shares of Class B Stock unless and until such issuance is authorized by the holders of a majority of the voting power of the shares of Common Stock and of Class B Stock entitled to vote, each voting separately as a class.

(3) No shareholder shall have the right to cumulate votes in the election of directors.

(4) Except as may be otherwise required by law or the Certificate of Incorporation, the holders of Common Stock and Class B Stock shall vote together as a single class.

C.	Transfer

(1) No person holding shares of Class B Stock of record (hereinafter called a “Class B Holder”) may transfer the Class B Stock, except by gift, devise or bequest, by a transfer to the estate of a shareholder upon the death of such shareholder, or by a transfer of shares held in a trust to the grantor of such trust or to any person to whom or for whose benefit the principal of such trust may be distributed; and the Corporation and the transfer agent shall not register the transfer of such shares of Class B Stock, whether by sale, assignment, appointment or otherwise. Any purported transfer of shares of Class B Stock, other than a transfer of the type described above, shall be null and void and of no effect and the purported transfer by a Class B Holder will result in the immediate and automatic conversion of the shares of Class B Stock held by such Class B Holder into shares of Common Stock, on a one (1) share for one (1) share basis. The purported transferee shall have no rights as a shareholder of the Corporation and no other rights against, or with respect to, the Corporation except the right to receive shares of Common Stock upon the immediate and automatic conversion of his shares of Class B Stock into shares of Common Stock. The estate of any deceased shareholder, a transferee upon the distribution of the assets of such an estate, any transferee of the Class B Stock by gift, devise or bequest or a transferee from a trust of which such transferee was the grantor or a principal beneficiary shall hold the transferred shares of Class B Stock subject to the same restrictions on transferability as apply to all Class B Holders under this Paragraph Fourth.

(2) Shares of Class B Stock shall be registered in the name(s) of the beneficial owner(s) thereof (as hereafter defined) and not in “street” or “nominee” names; provided, however, certificates representing shares of Class B Stock issued as or in connection with a share distribution, stock split or stock dividend on the Corporation’s then outstanding Common Stock or Class B Stock may be registered in the same name and manner as the certificates representing the shares of Common Stock or Class B Stock with respect to which the shares of Class B Stock are issued. For the purposes of this Section C the term “beneficial owner(s)” of any shares of Class B Stock shall mean the person or persons who possess the power to dispose, or to direct the disposition, of such shares. Any shares of Class B Stock registered in “street” or “nominee” name may be transferred to the beneficial owner of such shares on the record date for such share distribution, stock split or stock dividend, upon proof satisfactory to the Corporation and the transfer agent that such person was in fact the beneficial owner of such shares on the record date for such share distribution, stock split or stock dividend.

(3) Notwithstanding anything to the contrary set forth herein, any Class B Holder may pledge such holder’s shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section C. In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may not be transferred to the pledgee without first being converted into shares of Common Stock.

(4) For purposes of this Section C:

(a) Each joint owner of shares of Class B Stock shall be considered a “Class B Holder” of such shares.

(b) A minor for whom shares of Class B Stock are held pursuant to a Uniform Gifts to Minors Act or similar law shall be considered a Class B Holder of such shares.

(c) Unless otherwise specified, the term “person” means both natural persons and legal entities.

(d) Persons participating in a thrift or employee stock purchase plan of the Corporation (or any similar or successor plans) shall be deemed to be the Class B Holders of the shares of Class B Stock allocated to their accounts pursuant to such plans.

(5) Any transfer of shares of Class B Stock not permitted hereunder shall result in the conversion of the transferee’s shares of Class B Stock into shares of Common Stock, on a one (1) share for one (1) share basis, effective the date on which certificates representing such shares are presented for transfer on the books of the Corporation. The Corporation may, in connection with preparing a list of shareholders entitled to vote at any meeting of shareholders, or as a condition to the transfer or the registration of shares of Class B Stock on the Corporation’s books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Stock.

D.	Conversion Rights

(1) Subject to the terms and conditions of this Section D, each share of Class B Stock shall be convertible at any time or from time to time, at the option of the respective holder thereof, at the office of any transfer agent for Class B Stock, and at such other place or places, if any, as the Board of Directors may designate or, if the Board of Directors shall fail so to designate, at the principal office of the Corporation (attention of the Secretary of the Corporation), into one (1) fully paid and nonassessable share of Common Stock. Upon conversion, the Corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Class B Stock surrendered for conversion or on account of any dividends on the Common Stock issuable on such conversion. Before any holder of Class B Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such Class B Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), and shall give written notice to the Corporation at said office that he elects so to convert said Class B Stock in accordance with the terms of this Section D, and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. Subject to the provision of subsection (3) of this Section D, such conversion shall be deemed to have been made as of the date of such surrender of the Class B Stock to be converted; and the person or persons entitled to receive the Common Stock issuable upon conversion of such Class B Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

(2) The issuance of certificates for shares of Common Stock upon conversion of shares of Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(3) The Corporation shall not be required to convert Class B Stock, and no surrender of Class B Stock shall be effective for that purpose, while the stock transfer books of the Corporation are closed for any purpose; but the surrender of Class B Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Class B Stock was surrendered.

(4) The Corporation covenants that it will at all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Stock by delivery of shares of Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Common Stock which shall be issued upon conversion of the shares of Class B Stock, will, upon issue, be fully paid and nonassessable and not entitled to any preemptive rights. All shares of Class B Stock converted into Common Stock shall be cancelled and restored to the status of authorized but unissued shares of Class B Stock.

(5) At any time when the Board of Directors and the holders of a majority of the outstanding shares of Class B Stock approve the conversion of all of the Class B Stock into Common Stock, then the outstanding shares of Class B Stock shall be converted into shares of Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

E.	Liquidation Rights

In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation, the remaining assets and funds of the Corporation, if any, shall be divided among and paid ratably to the holders of Common Stock and the holders of Class B Stock. A merger or consolidation of the Corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to shareholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Section E.

F.	Preemptive Rights

Subject to any conversion rights of any shares of Class B Stock, no holder of stock of the Corporation of any class shall be entitled as of right to subscribe for or receive any part of the authorized stock of the Corporation or any part of any new, additional or increased issues of stock of any class or of any obligations convertible into any class or classes of stock, but the Board of Directors may, without offering any such shares of stock or obligations convertible into stock to shareholders of any class, issue and sell or dispose of the same to such persons and for such consideration permitted by law as it may from time to time in its absolute discretion determine.

The Secretary of State of the State of New York is designated as the agent of the Corporation upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any such process served upon him is Astronics Corporation, 130 Commerce Way, East Aurora, New York 14052.

The following provisions are inserted for the regulation and conduct of the business and affairs of the Corporation and are in furtherance of and not in limitation or exclusion of any powers conferred upon it by statute:

The affirmative vote of the holders of not less than 80% of the outstanding shares of the Corporation entitled to vote thereon shall be required:

to adopt any agreement for the merger or consolidation of the Corporation or any “subsidiary” (as hereinafter defined) with or into any other “person” (as hereinafter defined) or the merger of any other person into the Corporation or any subsidiary;

to authorize any sale, lease, exchange, mortgage, pledge or disposition to any other person of all or substantially all of the property and assets of the Corporation or any subsidiary, or any part of such assets having a then fair market value greater than 50% of the then fair market value of the total assets of the Corporation or such subsidiary; or

to authorize the issuance or transfer by the Corporation or any subsidiary of any voting securities of the Corporation in exchange or payment for the securities or property and assets (including cash) of any other person.

The Provisions of this Paragraph Sixth shall not apply to any transaction described in clauses (i), (ii) or (iii) of Section A of this Paragraph Sixth if:

prior to the consummation of such transaction, the Board of Directors of the Corporation shall have adopted a resolution approving the written agreement pursuant to which such transaction shall thereafter be consummated or a written memorandum of understanding with respect to the terms upon which such transaction shall thereafter be consummated; or

the Corporation or a subsidiary of the Corporation is, at the time such transaction is agreed to, the beneficial owner of a majority, by vote, of the voting interest in the other party or parties to the transaction.

For purposes of this Paragraph Sixth:

a “security” or “securities” shall include both equity and debt securities;

any specified person shall be deemed to be the “beneficial owner” or to “beneficially own” any securities (a) as to which such person or any affiliate or associate of such person has the right, along or with others, to direct the manner of exercise of the voting rights of such securities, whether or not such person or any affiliate or associate of such person has any interest in any income or distribution with respect to such securities, or (b) which such specified person or any of its affiliates or associates has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or pursuant to the automatic termination of a trust, discretionary account or similar arrangement, or otherwise, or (c) which are beneficially owned, within the meaning of clause (a) and (b) hereof, by any other person with which such specified person or any of its affiliates or associates has any agreement, arrangement, or relationship or understanding for the purpose of acquiring, holding, voting, or disposing of such securities;

a “person” is any individual, corporation or other entity;

an “affiliate” of a specified person is any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such specified person;

an “associate” of a specified person is (a) any person of which such specified person is an executive officer, principal, member or partner or is, directly or indirectly, the beneficial owner of 5% or more of any class of equity securities of such person, (b) any person that bears to the specified person the relationship described in sub-clause (a) of this clause (v), (c) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as a trustee or in a similar fiduciary capacity, (d) any relative or spouse of the specified person, or any relative of such spouse, who has the same home (or is a member of the same household) as such specified person, (e) any person which controls or is controlled by such specified person, or (f) any other member or partner in a partnership, limited partnership, joint venture, syndicate or other group of which the specified person is a member or partner and which is acting together with the specified person for the purpose of acquiring, holding or disposing of any interest in the Corporation or a subsidiary of the Corporation;

a “subsidiary” of a specified person is any person, a majority, by vote, of the voting interest of which is beneficially owned, directly or indirectly, by such specified person.

The Board of Directors of the Corporation shall determine the meaning and applicability of each of the above definitions based on information then known to it, and any determination of the Board of Directors of the Corporation concerning such matters shall be inclusive and binding for all purposes and with respect to all persons.

Special meetings of the shareholders of the Corporation may be called at any time on the written request of two-thirds (2/3) of the directors then serving on the board, or upon the written request of the holders of not less than 80% of the outstanding shares of each class of capital stock of the Corporation entitled to vote generally in the election of directors as of the date on which such request is actually received by the Corporation.

The provisions set forth in Sections A, B, C, D and E of Paragraph Sixth of this Restated Certificate of Incorporation may not be altered, amended or repealed in any respect unless such alteration, amendment or repeal is approved by an affirmative vote of holders of not less than 80% of the outstanding shares of the Corporation entitled to vote thereon.

No director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for any breach of his duty as a director; provided, however, that nothing in this paragraph SEVENTH shall eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantages to which he was not legally entitled or that his acts violated Section 719 of the Business Corporation Law of the State of New York. Notwithstanding the foregoing, nothing in this paragraph SEVENTH shall eliminate or limit the liability of a director for any act or omission occurring prior to the date of the filing of the Certificate of Amendment to the Certificate of Incorporation of the Corporation that includes this paragraph SEVENTH.

The changes to the Restated Certificate of Incorporation, as amended, and the restatement thereof were authorized as follows:

as to the changes specified above in Paragraph 3, pursuant to Section 803(b) of the Business Corporation Law, by a unanimous vote of the Board of Directors of the Corporation at a meeting duly called and held on December 11, 2013, at which a quorum was present and acting throughout, and as to the restatement of the Certificate of Incorporation, pursuant to Section 807 of the Business Corporation Law, by a unanimous vote of the Board of Directors of the Corporation at a meeting duly called and held on December 11, 2013, at which a quorum was present and acting throughout.

IN WITNESS WHEREOF, the undersigned has made and subscribed this Certificate this 13th day of December, 2013.

/s/ David C. Burney
David C. Burney, Secretary

VERIFICATION

STATE OF NEW YORK	)
	:	SS.:
COUNTY OF ERIE	)

David C. Burney, being duly sworn, deposes and says, that he is one of the persons described in and who executed the foregoing certificate, that he has read the same and knows the contents thereof, and that the statements contained therein are true.

/s/ David C. Burney
David C. Burney

Subscribed to before me
the 13th day of December, 2013.

/s/ Linda M. Curtis